Exhibit 10.42

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

TRANSITION AND CONSULTING AGREEMENT

December 1, 2025

Jenny R. Robertson

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Dear Jenny:

This letter sets forth the agreement (the “Agreement”) between you and Lexeo Therapeutics, Inc. (the “Company”) in connection with your separation of employment from the Company, and your transition into a temporary consulting role.

1.
Separation Date. Your last day of employment with the Company will be December 31, 2025 (the “Separation Date”). Regardless of whether you sign this Agreement, you will be paid at your current rate of pay, through the Separation Date, less applicable federal, state and local withholding taxes and authorized deductions (the “Accrued Compensation”). As of the Separation Date, you will cease holding any position or title with the Company as an employee (although you may be authorized to speak, and make representations, on behalf of the Company in your capacity as a consultant as set forth in Paragraph 2 below), and you will no longer be eligible or entitled to receive any compensation other than as expressly set forth herein. The Company acknowledges that there is a Company holiday starting December 22 through December 31, 2025, and that you will be paid through December 31, 2025.
2.
Transition Consulting Services.
(a)
Beginning on January 1, 2026 and continuing through March 31, 2026, or on an earlier date if terminated by either party as provided for below (the “Consulting Period” and the last day of the Consulting Period, the “Service End Date”), you will provide advisory and ad hoc legal counseling services (the “Services”) for the Company as a consultant.
(b)
As compensation for the Services and as consideration for the promises and obligations in this Agreement, the Company will provide the following (collectively, the “Consulting Compensation”):
i.
A lump sum payment in the amount of $229,800, to be paid on or before January 5, 2026 (representing six months’ salary);
ii.
A lump sum payment of your annual bonus for 2025 (the “2025 Bonus”) as determined by Compensation Committee-approved annual company performance, to be paid in accordance with the annual compensation review process for executives; and
iii.
If you are currently participating in the Company’s group health insurance plans, subject to your eligibility for and election of COBRA continuation coverage, the Company shall pay on your behalf the full amount of the premiums to continue the health insurance you had prior to the Separation Date for you (and your eligible dependents, if applicable) through June 30, 2026.

(c)
Your relationship with Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Except as provided herein, you will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave. You will not be authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Chief Executive Officer of the Company. You will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority. You acknowledge and agree that you will indemnify the Company for any tax liability associated with the Services provided during the Consulting Period under this Agreement.
(d)
In accordance with the Company’s objectives, you will determine the method, details and means of performing the services required by this Agreement. The Company shall have no right to, and shall not, control the manner or determine the method of performing your services. You shall provide the services for which you are engaged to the reasonable satisfaction of the Company. The Company may suggest to you, from time to time, methods or strategies the Company believes may assist you in the performance of your services under this Agreement. Consistent with your independent contractor status, however, you shall exercise your independent business discretion in determining whether or not to follow the Company’s suggestions. You may perform the services required by this Agreement at any place or location and at such times as you shall determine. You agree to provide all tools and instrumentalities, if any, required to perform the services under this Agreement.
(e)
During the Consulting Period, you will be in a “continuous service relationship as a Service Provider” with the Company under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”).and in “Continuous Service” with the Company under the Company’s 2023 Equity Incentive Plan (the “2023 Plan” and, together with the 2021 Plan, the “Plans”), such that any equity awards (the “Equity Awards”) issued pursuant to the Plans will continue to vest during the Consulting Period. The period in which to exercise any options issued pursuant to the Plans shall be extended to twelve (12) months following the Service End Date. So long as you do not terminate the Consulting Period prior to March 31, 2026, an additional portion of the Equity Awards that would have vested as of September 1, 2026 had you remained in a “continuous service relationship as a Service Provider” or in “Continuous Service” through such date shall vest as of the Service End Date.
(f)
You and the Company agree that the Company’s offer for you to continue providing services as a consultant following the Separation Date, constitutes consideration for the promises and obligations set forth in this Agreement, including but not limited to the release in paragraph 14 below.
(g)
If within the ninety (90) day period before the Service End Date the Company enters into a definitive agreement which results in a Change in Control (as that term is defined in the 2023 Plan) and such Change in Control actually occurs, whether the Change in Control occurs before or after the Service End Date, you will also be entitled to the severance benefits set forth in, and according to the terms of, Section 5.5 of the employment agreement between you and the Company dated September 28, 2023 (the “Employment Agreement”), namely: (a) a lump sum payment equal to $459,600 (representing 12 months’ of your base salary as of the Separation Date), (b) payment of COBRA premiums for continued health coverage for you (and your eligible dependents, if applicable) for 12 months following the Separation Date, (c) a lump sum payment equal to $183,840 (representing a bonus for calendar year 2026), and (d) acceleration of any options, shares, or other equity grants outstanding and unvested as of the date of the Change in Control.
(h)
During the Consulting Period the Company shall provide you with indemnification coverage under the Company’s D&O liability insurance policies to the same extent as directors and executive officers, and you shall be considered an “agent and in “Corporate Status” for purposes of the indemnification agreement between the Company and you dated November 7, 2023 (the “Indemnification Agreement”).
3.
Term and Termination; Supplemental Release. This Agreement is effective as of the Effective Date (as defined herein) and will continue during the Consulting Period, unless earlier terminated as provided for herein.

(a)
The Company may terminate this Agreement immediately upon written notice to you, in the event of your (i) material breach of this Agreement or the Employee Confidential Information and Inventions Assignment Agreement between you and the Company; (ii) misappropriation or attempted misappropriation of any Company funds or material Company property, or any appropriation or attempted appropriation by you of a business or corporate opportunity of the Company; (iii) engagement in misconduct that adversely affects the business or reputation of the Company; (iv) commission of a willful or intentional act which results in material injury or is reasonably likely to result in material injury to the business or reputation of the Company; (v) use of alcohol or drugs in a manner which affects your job performance; or (vi) arrest, conviction, or plea of guilty or “no contest” to any felony or misdemeanor involving dishonestly, theft, fraud, misrepresentation, or moral turpitude. If this Agreement is terminated by the Company pursuant to this Paragraph 3(a), you will not be required to repay any of the Consulting Compensation to the Company.
(b)
You may terminate this Agreement upon seven (7) days written notice to the Company. If this Agreement is terminated by you, you are only entitled to retain a portion of the Consulting Compensation representing the actual portion of the Consulting Period during which you provided Services to the Company and must, within thirty (30) days of the date you provide written notice to the Company, repay the remaining pro-rated portion of the Consulting Compensation to the Company, provided, however, that for purposes of this Paragraph 3(b) Consulting Compensation shall not include the 2025 Bonus.
(c)
You agree that on or within a reasonable time after the end of the Service End Date, you will execute and return to the Company a Supplemental Release (in the form attached as Exhibit A hereto). As consideration for the Supplemental Release, you will receive $1,000 as a lump sum payment within thirty (30) days of your execution of the Supplemental Release.
4.
Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity awards.
5.
Return of Company Property. Except to the extent any retention of Company property is authorized in writing by the Chief Executive Officer of the Company (in connection with your provision of the Services), you agree that, by the Service End Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally-owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by the Service End Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed.
6.
Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit B.

7.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; and (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor, except to the extent permitted by Paragraph 9.
8.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. The Company agrees that it will direct its senior executives not to disparage you in any manner that may be harmful to your business or personal reputation. Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation. You agree to revise and update publicly available information, including professional and social networking websites such as LinkedIn and Facebook, within one (1) week of the Service End Date to remove any indication that you are employed by or providing services to the Company.
9.
Transition Communications. The Company and you shall mutually agree on the substance and timing of any internal or external communications regarding your transition, including but not limited to announcements to employees, investors, partners, or the public. Neither party shall make or authorize any such communications without the prior written consent of the other party ,which shall not be unreasonably withheld or delayed. The parties shall use good faith efforts to finalize such communications within five (5) business days following the Effective Date.
10.
References. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and position. The Company and you will agree upon the content of a reference letter to be signed by the Chief Executive Officer for use with any prospective employers.
11.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
12.
Cooperation. During the one (1) year period following the Service End Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate your scheduling needs and in no event will you be required to provide such cooperation for more than one (1) full business day in any one (1) week period.
13.
No Conflict of Interest. During the term of this Agreement, you will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with your obligations, or the scope of services rendered for the Company, under this Agreement. You warrant that, to the best of your knowledge, there is no other contract or duty on your part that conflicts with or is inconsistent with this Agreement. This paragraph does not prevent you from performing the same or similar services for clients other than the Company so long as such services do not directly or indirectly conflict with your obligations under this Agreement.

14.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or any other person, and the Company makes no such admission.
15.
Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the New York State Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law, the New York City Administrative Code, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Pay Act, the Massachusetts Civil Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Right to Privacy law, and the Massachusetts Wage Act, all as amended, and any other federal, state or local statutes, regulations, ordinances prohibiting discrimination or regulating employment or the payment of wages. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, the Indemnification Agreement, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.
16.
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company, specifically to Jennifer Speer via email at jcspeer@lexeotx.com); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
17.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the New York State Department of Labor, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

18.
Breach; Attorneys’ Fees. You acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by you challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or its exhibits (if any) shall entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover Fifty Dollars ($50.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by you under this Agreement and its exhibits. In addition, except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
19.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the New York Paid Family Leave Law, the Massachusetts Parental Leave Law, or otherwise; and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
20.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C.§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in New York, New York (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. You and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
21.
Complete Agreement. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. You agree and acknowledge that this Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.
22.
Miscellaneous.

(a)
This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
(b)
This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.
(c)
If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect the validity or enforceability of any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. Moreover, if one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.
(d)
This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles.
(e)
Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of any condition or breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any other condition or breach, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
(f)
This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

Sincerely,

By:	/s/ R. Nolan Townsend
R. NOLAN TOWNSEND

I have read, understand and agree fully to the foregoing agreement:
/s/ Jenny R. Robertson
JENNY R. ROBERTSON
12/2/2025
Date

Exhibit A

SUPPLEMENTAL RELEASE

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EXHIBIT B

CONFIDENTIAL INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT

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